BBCN Bancorp, Inc. and BBCN Bank

TAX SHARING AGREEMENT

Board Approval: October 2, 2014

BBCN Bancorp and BBCN Bank Tax Sharing Agreement October 2, 2014

TAX SHARING AGREEMENT

Among

BBCN Bancorp, Inc.,
And
BBCN Bank, Nara Bancorp Capital Trust I, Nara Capital Trust III, Nara Statutory Trust IV, Nara Statutory Trust V, Nara Statutory Trust VI and Center Capital Trust I

BBCN Bancorp, Inc (“Company”) and its subsidiary, BBCN Bank (“Bank”), hereby enter into this Agreement effective as of October 2, 2014 pursuant to which tax liabilities or refunds will be allocated properly among the Company and Bank. The Company is also the parent company of the above named Trusts, which for tax purposes is recognized as a grantor trust. The income and expenses of the grantor trust are reported to the grantor, the Company.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

AGREEMENT

ARTICLE I
TAX SHARING

1.1    Federal Income Tax.

(a)    It is the desire and intent of the parties to this Agreement to establish a method for allocating the consolidated tax liability of each member among the Affiliated Group (hereinafter defined), for compensating members of the Affiliated Group (as defined in 1.1(b)) for use of their losses, tax credits or tax deferred treatment, and to provide for the allocation and payment of any refunds arising from a carryback of losses, tax credits or tax deferred treatment from subsequent taxable years.

(b)    For purposes of this agreement, the term “Affiliated Group” shall include all members of the group included in the filing of Company’s consolidated tax return for federal income tax purposes. Company and Bank, are members of the Affiliated Group. In the event additional corporations become members of the Affiliated Group, the parties to this Agreement shall use their best efforts to include such corporations as parties to this Agreement.

BBCN Bancorp and BBCN Bank Tax Sharing Agreement October 2, 2014

(c)    A U.S. consolidated income tax return will be filed by Company for each taxable year for which this Agreement is in effect and for which members of the Affiliated Group are required or permitted to file a consolidated tax return. The members of the Affiliated Group shall execute and file such consents, elections and other documents that may be required or appropriate for the proper filing of such returns.

(d)    For each taxable period, members of the Affiliated Group shall compute their separate tax liability as if they had filed a separate tax return. The parties agree to reimburse any member which has tax losses or credits in an amount equal to 100% of the tax benefits realized by the other members of the Affiliated Group as a result of the utilization by them of such member’s tax losses, credits or deferred tax treatment.

(e)    Payment of the consolidated tax liability for a taxable period shall include the payment of estimated tax installments due for such taxable period and members of the Affiliated Group shall promptly pay to Bank their estimated tax payments as computed in paragraph 1.1(d) upon receiving notice of such payments from Company, but in no event later than the close of business on the date that is immediately prior to the due date for each estimated tax payment. Upon receipt of the estimated tax payment by the members of the Affiliated Group, Bank will make the tax payment pursuant to the Treasury Regulations. Overpayments of estimated tax by members of the Affiliated Group as determined by Company shall be refunded promptly to the appropriate members of the Affiliated Group.

(f)    If the consolidated tax liability is adjusted for any taxable period, whether by means of an amended return, claim for refund, or after a tax audit by the Internal Revenue Service, the liability of the Affiliated Group members shall be recomputed by Company to give effect to such adjustments. In the case of a refund, Company shall promptly make payment to each Affiliated Group member for its share of the refund, determined in the same manner as in paragraph (d) above, after Company receives the refund. In the case of an increase in tax liability, each Affiliated Group member shall promptly pay to Bank its allocable share of such increased tax liability after receiving notice of such liability from Company, but in no event later than the due date for tax payment.

BBCN Bancorp and BBCN Bank Tax Sharing Agreement October 2, 2014

(g)    The parties agree that it is their express intent that this Agreement shall at all times be construed in a manner consistent with any law or regulation applicable to any member as now or hereafter in effect. Anything to the contrary herein notwithstanding, (1) Bank shall not pay to members an amount greater than the tax which Bank would have been required to pay had it filed a separate tax return, taking maximum advantage of available reductions in taxable income; (2) any payments made pursuant to paragraphs 1.1(e), (f) and (g) of this Agreement shall be made only with reference to the time taxes are actually paid or refunds or credits are actually received, it being understood that Bank shall at no time make advance payments with respect to the foregoing to any member, and (3) any funds received by Company from any taxing authority by reason of any refund, credit or overpayment and properly allocable to another member, shall reimbursed to that member within thirty days.

1.2    Certain State Taxes. For each taxable period, members of the Affiliated Group shall compute their separate state tax liability. The separate return state tax liability of the members of the Affiliated Group shall be computed in a manner consistent with the relevant state law provisions. After the computation of their state tax liability, members of the Affiliated Group shall promptly pay to Bank their estimated tax payments, but in no event later than the due date for each estimated tax payment. Upon receipt of the estimated tax payment by the members of the Affiliated Group, Bank will make the tax payment pursuant to the relevant state taxing authorities. Overpayments of estimated tax by members of the Affiliated Group, as determined by Company, shall be refunded promptly to the appropriate members of the Affiliated Group. If the state tax return is reviewed by a state taxing authority and adjustments are made which will either increase or decrease the tax previously reported and paid, the Affiliated Group members affected by such adjustments shall pay all costs or receive all benefits from such adjustment.

1.3    Other Taxes. The other Affiliated Group members may from time to time become subject to additional taxes by federal, state or local authorities. In such event the members of the Affiliated Group shall consult with each other to determine a mutually acceptable form of allocation or apportionment of such taxes; provided, however, that Company shall pay the Delaware franchise tax.

1.4    Procedural Matters.

i.
Company is an agent for the Bank and the other members of the Affiliated Group with respect to all matters related to consolidated tax returns and refund claims, and nothing in this agreement shall be construed to alter or modify this agency relationship. If the Company receives a tax refund from a taxing authority, those funds are obtained as agent for the members of the Affiliated Group. Any tax refund attributable to income earned, taxes paid, and losses incurred by the Bank or other members of the Affiliated Group is the property of and owned by that entity, and shall be held in trust by Company for the benefit of that entity. Company shall forward promptly the amounts held in trust to the appropriate member of the affiliated group. Nothing in this agreement is intended to be or should be construed to provide Company with an ownership interest in a tax refund that is attributable in income earned, taxes paid, and losses incurred by another member of the Affiliated Group. Company

BBCN Bancorp and BBCN Bank Tax Sharing Agreement October 2, 2014

hereby agrees that this tax sharing agreement does not give it an ownership interest in a tax refund generated by the tax attributes of any other member of the Affiliated Group.

ii.
Company shall prepare and file consolidated returns, and any other returns, documents or statements required to be filed with the Internal Revenue Service or any other relevant taxing authority with respect to the determination of the tax liability of Company and the Affiliated Group members for all taxable periods commencing with the tax period applicable as of the date of the execution of this Agreement. Company shall have the right, in its sole discretion: (i) to determine (A) the manner in which such returns shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported; provided, however, that Company shall consider in good faith any treatment proposed by the Affiliated Group members, (B) whether any extensions of the statute of limitations may be granted and (C) the elections that will be made pursuant to the Internal Revenue Code (or applicable state tax laws) on behalf of any member of the consolidated group (it being agreed, however, that Company shall not unreasonably withhold its consent to any elections that members of the Affiliated Group desire to make); (ii) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of any such returns; (iii) to file, prosecute, compromise or settle any claim for refund; and (iv) to determine whether any refunds to which the consolidated group may be entitled shall be paid by way of refund or credited against the tax liability of the consolidated group.

iii.
Company, to the extent such information is available, shall promptly notify the members of the Affiliated Group of any tax liability or refund issue, and shall advise and consult in good faith with such members with respect to contest, compromise or settlement thereof.

1.5    Cooperation.

(a)    At all times during which this Agreement is in force, the parties shall make available to each other during normal business hours and in a manner which will not interfere with the other party’s business, its tax, accounting and legal staff to the extent reasonably required in connection with the preparation of tax returns and other tax matters.

(b)    In the event of the termination of this Agreement, the parties will use their best efforts to make available to the others, upon written request, its officers and employees in connection with any tax proceedings.

IN WITNESS WHEREOF, each party has caused their name to be subscribed and executed by their respective authorized officer on the dates indicated, affective as of the date first set forth above.

BBCN Bancorp and BBCN Bank Tax Sharing Agreement October 2, 2014

BANK	COMPANY

By:____________________________	By:____________________________

Its:____________________________	Its:____________________________

Date:____________________________	Date:____________________________